Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2014 (this “Agreement”), is entered into by and between Santander Consumer USA Holdings Inc., a Delaware corporation (“Holdings”), Santander Consumer USA Inc., an Illinois corporation (“SCUSA (IL)”), and SCUSA Merger Sub Inc., an Illinois corporation (“SCUSA Merger Sub”). SCUSA (IL) and SCUSA Merger Sub are hereinafter sometimes collectively referred to as the “Constituent Corporations.”

W I T N E S S E T H:

WHEREAS, SCUSA (IL) is a corporation duly organized and existing under the laws of the State of Illinois;

WHEREAS, SCUSA Merger Sub is a corporation duly organized and existing under the laws of the State of Illinois and a wholly-owned subsidiary of Holdings;

WHEREAS, each of the Boards of Directors of Holdings, SCUSA (IL) and SCUSA Merger Sub has determined that it is advisable and in the best interests of such corporation and its respective shareholders that SCUSA Merger Sub merge with and into SCUSA (IL) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for United States federal income tax purposes, the parties hereto intend the Merger (as defined below) shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is hereby adopted as a plan of reorganization for purposes of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, the shareholders of SCUSA (IL) and SCUSA Merger Sub have each approved this Agreement, by execution of written consents in accordance with Section 7.10 of Article 7 of the Illinois Business Corporation Act of 1983;

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants herein contained, Holdings, SCUSA (IL) and SCUSA Merger Sub hereby agree as follows:

1. Merger. Subject to the terms and conditions contained herein, SCUSA Merger Sub shall merge with and into SCUSA (IL) (the “Merger”) such that SCUSA (IL) shall be the surviving corporation and a wholly-owned subsidiary of Holdings (hereinafter sometimes referred to as the “Surviving Corporation”). The parties shall file Articles of Merger, Consolidation or Exchange (“Articles of Merger”) with the Secretary of State of the State of Illinois on as soon as practicable after the date hereof, and the Merger shall become effective at the time provided by applicable law (the “Effective Time”).

2. Governing Documents. (a) As of the Effective Time, the articles of incorporation of the SCUSA (IL) shall be the articles of incorporation of the Surviving Corporation (the “Articles of Incorporation”), except that the Articles of Incorporation shall be amended as follows:

(i)	The text of Article IV shall be deleted in its entirety and shall be replaced in its entirety, such that it reads as set forth in Exhibit A hereto.

(ii)	Article V shall be deleted in its entirety.

(b) As of the Effective Time, the bylaws of Surviving Corporation shall be amended and restated in their entirety (the “Bylaws”).

3. Directors. The persons who are directors of SCUSA (IL) immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

4. Officers. The persons who are officers of SCUSA (IL) immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, without change until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

5. Succession. At the Effective Time, the separate corporate existence of SCUSA Merger Sub shall cease and (i) all the rights, privileges, powers and franchises of a public and private nature of each of the Constituent Corporations, subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, (ii) all assets, property, real, personal and mixed, belonging to each of the Constituent Corporations and (iii) all debts due to each of the Constituent Corporations on whatever account, including stock subscriptions and all other things in action, shall succeed to, be vested in and become the property of the Surviving Corporation without any further act or deed as they were of the respective Constituent Corporations. The title to any real estate vested by deed or otherwise and any other asset, in either of such Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of SCUSA Merger Sub shall be preserved unimpaired. To the extent permitted by law, any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place. All debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of SCUSA Merger Sub, its stockholder, Board of Directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to SCUSA Merger Sub.

6. Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of SCUSA (IL) such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of SCUSA (IL), and otherwise to carry out the purposes of this Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of SCUSA (IL) or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

7. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of SCUSA (IL) common stock, no par value (“SCUSA (IL) Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into 2.6665 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Holdings common stock, par value $0.01 per share (“Holdings Common Stock”), in certificated or book-entry form in the discretion of Holdings, delivery of which shall be made upon receipt by Holdings of a letter of transmittal from the holder of such share of SCUSA (IL) Common Stock accompanied by the certificate(s) representing such share of SCUSA (IL) Common Stock; (ii) each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time that is owned by SCUSA (IL) shall be cancelled without any consideration being issued or paid therefor; (iii) each share of SCUSA Merger Sub common stock, no par value, issued and outstanding immediately prior to the Effective Time shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and such shares shall be all of the outstanding shares of common stock of the Surviving Corporation as of the Effective Time; and (iv) each option to purchase shares of SCUSA (IL) Common Stock that is outstanding (whether or not vested) immediately prior to the Effective Time (collectively, the “SCUSA (IL) Options”) shall automatically be converted into an option to purchase the number of whole shares of Holdings Common Stock that is equal to the number of shares of SCUSA (IL) Common Stock subject to such SCUSA (IL) Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Holdings Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of SCUSA (IL) Common Stock subject to such SCUSA (IL) Option immediately prior to the Effective Time divided by the Exchange Ratio, and otherwise on the same terms and conditions as applied to each such SCUSA (IL) Option immediately prior to the Effective Time.

8. Amendment. Prior to the filing of the Articles of Merger, this Agreement may be amended or modified only with the mutual consent of parties hereto.

9. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

10. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to the choice or conflict of law provisions contained therein to the extent that the application of the laws of another jurisdiction will be required thereby.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Santander Consumer USA Holdings Inc.

By:	/s/ Eldridge A. Burns
Name: Eldridge A. Burns
Title: Chief Legal Officer

Santander Consumer USA Inc.

By:	/s/ Eldridge A. Burns
Name: Eldridge A. Burns
Title: Chief Legal Officer

SCUSA Merger Sub Inc.

By:	/s/ Eldridge A. Burns
Name: Eldridge A. Burns
Title: Vice President & Secretary

[Signature Page to Merger Agreement]

EXHIBIT A

The aggregate number of shares which the Corporation is authorized to issue is 200 divided into two classes. The designation of each class, the par value of the shares of each class and the number of shares authorized of each class are as follows:

Class	Par Value Per Share	Number of Shares Authorized
Common Stock	No Par Value	100
Preferred Stock	$1.00	100

Shares of Preferred Stock may be issued from time to time in one or more series, each of which series may have such voting powers (if any) and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as shall be stated and expressed in a resolution or resolutions providing for the issue of such Preferred Stock of each such series adopted by the board of directors of the Corporation and authority to adopt such resolution or resolutions stating and expressing any or all of the foregoing be and is hereby expressly vested in the board of directors of the Corporation.